Exhibit 99.1

East West Bancorp, Inc.
135 N. Los Robles Ave., 7th Fl.
Pasadena, CA  91101
Tel. 626.768.6800
Fax 626.817.8838

FOR FURTHER INFORMATION AT THE COMPANY:

Irene Oh
Chief Financial Officer
(626) 768-6360

EAST WEST BANCORP REPORTS 86% INCREASE IN EARNINGS PER
SHARE FROM PRIOR YEAR TO $0.39 AND NET INCOME OF $60.5 MILLION
FOR SECOND QUARTER 2011

Pasadena, CA – July 20, 2011 – East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, the financial bridge between the U.S. and Asia, today reported financial results for the second quarter of 2011. For the second quarter of 2011, net income was $60.5 million or $0.39 per dilutive share. East West increased second quarter net income $24.2 million or 67% and increased earnings per dilutive share $0.18 or 86% from the prior year period.

“East West is pleased to report solid second quarter earnings of $60.5 million or $0.39 per share,” stated Dominic Ng, Chairman and Chief Executive Officer of East West. “Net income increased by $24.2 million, or 67% from the prior year period and $4.5 million or 8% from the first quarter of 2011. Fueled by our strong deposit growth, total assets reached nearly $22 billion, a 10% increase from the prior year, and a 3% increase from the prior quarter. Average earning assets grew to $19.4 billion, an increase of 11% from the prior year period and an increase of 4% from the first quarter of 2011. This increase in average earning assets was driven by solid second quarter loan growth of $300.2 million or 2% to $14.0 billion at June 30, 2011.”

“East West’s solid financial performance for the second quarter resulted in improvement in almost every key financial ratio. In comparison to the first quarter of 2011, earning assets expanded 4%, the adjusted net interest margin expanded to 4.03%, fee income increased and credit quality improved. The nonperforming assets to total assets ratio is down to 0.83% and net charge-offs decreased 8% from the first quarter.”

Ng concluded, “Although the operating environment for banks remains challenging, East West continues to grow market share, increase revenue, and improve profitability. Our second quarter performance demonstrated that we are on track with all of our strategic initiatives and are well positioned to grow our franchise and provide superior and sustainable return to our shareholders.”

2011 Quarterly Results Summary

	For the three months ended,
Dollars in millions, except per share	June 30, 2011	March 31, 2011	June 30, 2010
Net income	$60.5	$56.1	$36.3
Net income available to common shareholders	58.8	54.4	30.2
Earnings per share (diluted)	0.39	0.37	0.21

Return on average assets	1.12%	1.07%	0.73%
Return on average common equity	11.06%	10.50%	6.26%

Tier 1 risk-based capital ratio	15.2%	15.9%	18.9%
Total risk-based capital ratio	16.9%	17.7%	20.8%

Second Quarter 2011 Highlights

•
Strong Second Quarter Earnings – For the second quarter 2011, net income was $60.5 million or $0.39 per share. Earnings per share grew $0.02 or 5% from the first quarter of 2011 and $0.18 or 86% from the second quarter of 2010.

•	Strong C&I Loan Growth of 23% Quarter to Date – Quarter to date, non-covered commercial and trade finance loans grew $500.7 million or 23% to $2.7 billion.

•
Record Deposit Growth – Total deposits grew to a record $17.1 billion, a $699.2 million or 4% increase from March 31, 2011. Core deposits grew to a record $9.4 billion as of June 30, 2011, an increase of $247.7 million or 3% from March 31, 2011.

•
Stable Net Interest Margin of 4.03% – The adjusted net interest margin for the second quarter totaled 4.03%, an improvement of 9 basis points from the first quarter of 2011, and an improvement of 8 basis points from the second quarter of 2010. 1

•
Net Charge-offs Down 8% from Q1 2011, Down 43% from Q2 2010 – Net charge-offs declined to $31.6 million, a decrease of $2.6 million or 8% from the prior quarter and a decrease of $23.6 million or 43% from the second quarter of 2010.

•
Nonperforming Assets Down 4% to 0.83% of Total Assets – Nonperforming assets decreased $7.1 million or 4% during the second quarter of 2011 to $181.2 million, or 0.83% of total assets. This is the seventh consecutive quarter East West reported a nonperforming assets to total assets ratio under 1.00%.

Management Guidance

The Company is providing updated guidance for the full year of 2011. Management currently estimates that fully diluted earnings per share for the full year of 2011 will range from $1.52 to $1.54 per dilutive share or an increase of approximately 83% to 86% from 2010. Also, this updated guidance for the full year 2011 is an increase of approximately 3% from our previously released guidance. This updated EPS guidance for the remainder of 2011 is based on the following assumptions:

•	Stable balance sheet
•	A stable interest rate environment and an adjusted net interest margin of approximately 4.00%
•	Provision for loan losses of approximately $45 million for the remainder of the year
•	Total noninterest expense of approximately $97 million to $100 million each quarter, net of amounts to be reimbursed by the FDIC
•	Effective tax rate of approximately 37%

Balance Sheet Summary

Total assets increased 3% to $21.9 billion at June 30, 2011 compared to $21.1 billion at March 31, 2011. Average earning assets increased 4% to $19.4 billion for the quarter ended June 30, 2011, compared to $18.7 billion for the quarter ended March 31, 2011. The increase in total assets and average earning assets was primarily due to strong total loan growth of $300.2 million or 2% from March 31, 2011 to $14.0 billion at June 30, 2011 and an increase in investment securities of $275.1 million or 9% from March 31, 2011 to $3.2 billion at June 30, 2011.

Loans receivable totaled $14.0 billion at June 30, 2011 as compared to $13.7 billion at March 31, 2011.  During the second quarter, non-covered loan balances increased 6% or $543.4 million, to $9.7 billion at June 30, 2011. The increase in non-covered loans was primarily driven by significant growth in commercial and trade finance loans of $500.7 million or 23%. Approximately $243.4 million or 49% of this increase in commercial and trade finance loans was a result of cross-border trade finance business in Hong Kong and China. Over 80% of these cross-border trade finance loans are fully secured by cash and/or standby letters of credit issued by major financial institutions. The other approximately 51% of the commercial and trade finance loan growth is attributed to our expanded lending platform in the U.S. Additionally, during the second quarter, non-covered single family loan balances grew $84.9 million or 7% and non-covered commercial real estate loan balances grew $69.0 million or 2% from March 31, 2011.

The growth in non-covered commercial and trade finance, commercial real estate and single-family loans was partially offset by decreases in non-covered land, construction, and consumer loans during the second quarter of 2011. Land and construction loans declined by $54.7 million or 12% to $420.1 million at June 30, 2011, or only 3% of total loans receivable. The consumer portfolio declined approximately $81.6 million or 12% during the quarter primarily as a result of the transfer of certain government guaranteed student loans to loans held for sale to reflect management’s intent to sell these loans at a future date. As of June 30, 2011, we classified $326.8 million of loans as held for sale, primarily comprised of government guaranteed student loans. Further, during the quarter, we sold $212.5 million of government guaranteed student loans at a gain of approximately $5.9 million.

Covered Loans
Covered loans totaled $4.4 billion as of June 30, 2011, a decrease of $243.2 million during the second quarter. The decrease in the covered loan portfolio was mainly due to paydowns, payoffs and charge-off activity.

The covered loan portfolio is comprised of loans acquired from the FDIC-assisted acquisitions of United Commercial Bank (UCB) and Washington First International Bank (WFIB) which are covered under loss share agreements with the FDIC. During the fourth quarter of 2010 we concluded that the credit quality is better than originally estimated and we lowered the credit discount on the UCB covered loan portfolio resulting in an increase in interest income over the life of the loans. Correspondingly, with the lowered credit discount, the expected reimbursement from the FDIC under the loss sharing agreement also decreased, resulting in amortization on the FDIC indemnification asset over the life of the indemnification asset, which is recorded as a charge to noninterest income. The net decrease in the FDIC indemnification asset resulting from loan disposition activity, recoveries and amortization of the indemnification asset totaled $32.4 million in the second quarter of 2011.

In total, the net decrease in the FDIC indemnification asset and receivable recorded in noninterest income (loss) was $(18.8) million for the second quarter of 2011. The net decrease of $32.4 million discussed above was partially offset by an increase in the FDIC receivable of $13.6 million due to reimbursable expense claims. During the second quarter we incurred $17.0 million in expenses on covered loans and other real estate owned, 80% or $13.6 million of which is reimbursable from the FDIC.

Deposits and Borrowings
The increase in loans and investments was fueled by record deposit growth. During the quarter, total deposits grew $699.2 or 4% from March 31, 2011 to a record $17.1 billion. Core deposits increased to a record $9.4 billion at June 30, 2011, or an increase of $247.7 million or 3% from the first quarter and time deposits increased to $7.8 billion at June 30, 2011, or an increase of $451.4 million or 6% from the first quarter. Noninterest-bearing demand deposits increased by $199.9 million or 7% for the second quarter of 2011.

As of June 30, 2011, FHLB advances totaled $533.0 million, a decrease of 33% or $260.7 million from March 31, 2011 due to the prepayment of FHLB advances during the second quarter. The FHLB advances prepaid during the second quarter carried an average effective cost of 1.6%. A prepayment penalty of $4.4 million was incurred during the second quarter which is included in noninterest expense. Additionally, during the second quarter, $10.3 million of 10.9% junior subordinated debt securities were called at par. These actions were taken to better position the balance sheet, reducing borrowing costs and improving the net interest margin in the coming quarters.

Second Quarter 2011 Operating Results

Net Interest Income
The core net interest margin, excluding the net impact to interest income of $32.4 million resulting from covered loan activity and amortization of the indemnification asset, increased 9 basis points from the first quarter of 2011 to 4.03% for the second quarter. 2 The improvement in the net interest margin from the previous quarter is primarily related to an increase in yield on both investment securities and covered loans, and a stable yield on noncovered loans. Due to our strong deposit growth during the quarter, excess liquidity was deployed into investments, including short-term investments and repurchase agreements, which contributed to the improvement of our net interest margin.

Although our net interest margin remains strong, the extended low interest rate environment continues to be a challenge for East West and the rest of the banking industry.  East West continues to look for opportunities to minimize our cost of funds and maximize our yield through redeployment of excess liquidity into higher interest-earning assets, while also ensuring prudent interest rate risk management. Further, in the second quarter of 2011, East West prepaid $260.7 million of FHLB advances at an average effective cost of 1.6%. As a result of these actions, we expect our adjusted net interest margin to remain stable and be approximately 4.00% for the remainder of 2011.

Noninterest Income
The Company reported total noninterest income for the second quarter of 2011 of $12.5 million, compared to noninterest income of $11.0 million in the first quarter of 2011 and noninterest income of $35.7 million in the second quarter of 2010. Noninterest income in the second quarter of 2010 included a $19.5 million gain on the acquisition of WFIB.

Total fees and other operating income increased to $22.1 million for the second quarter of 2011, an increase from both the first quarter of 2011 and second quarter of 2010 as detailed below:

	Quarter Ended	Quarter Ended	Quarter Ended	% Change
($ in thousands)	June 30, 2011	March 31, 2011	June 30, 2010	(Yr/Yr)

Branch fees	$9,078	$7,754	$8,219	10%
Letters of credit fees and commissions	3,390	3,044	2,865	18%
Ancillary loan fees	2,055	1,991	2,369	-13%
Other operating income	7,597	6,197	2,875	164%
Total fees & other operating income	$22,120	$18,986	$16,328	35%

In comparison to the first quarter, total fees and other operating income increased 17% or $3.1 million during the second quarter, primarily due to an increase in branch fees, letter of credit fees and commissions, and foreign exchange income.  Also included in noninterest income for the second quarter of 2011 were gains on sales of student loans of $5.9 million, a net gain on sales of investment securities of $1.1 million, and gains on the sales of two bank premises of $2.2 million.

Noninterest Expense
Noninterest expense totaled $117.6 million for the second quarter of 2011, compared to $106.8 million for the first quarter of 2011, and $125.3 million for the second quarter of 2010. The increase in noninterest expense from the first quarter of 2011 was primarily related to an increase in compensation expense, as well as an increase in credit cycle costs including legal expenses, loan related expenses and other real estate owned expenses. Compared to the prior quarter, compensation expense increased $2.6 million, other real estate owned expense increased $3.9 million, legal expenses increased by $2.7 million, and loan related expenses increased $1.2 million. In addition, included within noninterest expense for the second quarter of 2011 are prepayment penalties on FHLB advances of $4.4 million.

The increase in compensation expense for the second quarter of 2011 as compared to the first quarter of 2011 is primarily related to our continued investments in our commercial lending platform. The increase in the credit cycle costs as compared to the prior quarter is primarily related to expenses incurred on covered assets. In the second quarter, we incurred $17.0 million in expenses on covered loans and other real estate owned for which we expect that 80% or $13.6 million will be reimbursed by the FDIC. Of the $13.6 million of expenses reimbursable by the FDIC, $11.6 million is related to net writedowns and expenses on other real estate owned and $2.0 million is related to legal and other loan related expenses. Noninterest expense excluding amounts to be reimbursed by the FDIC and the prepayment penalty on FHLB advances totaled $99.6 million for the second quarter of 2011. 1

A summary of the noninterest expenses for the second quarter 2011, compared to the first quarter 2011, is detailed below:

	Quarter Ended	Quarter Ended
($ in thousands)	June 30, 2011	March 31, 2011
Total noninterest expense:	$117,597	$106,789
Amounts to be reimbursed on covered assets (80% of actual expense amount)	13,574	9,483
Prepayment penalties for FHLB advances	4,433	4,022
Noninterest expense excluding reimbursement amounts and prepayment penalties for FHLB advances.	$99,590	$93,284

Management anticipates that in the third quarter of 2011, noninterest expense will be approximately $97 million to $100 million, net of amounts reimbursable from the FDIC.

The effective tax rate for the second quarter was 36.8% compared to 35.2% in the prior quarter. The effective tax rate is reduced from the statutory tax rate primarily due to the utilization of tax credits related to affordable housing investments.

Credit Quality

All asset quality metrics improved during the second quarter of 2011. Nonperforming assets, excluding covered assets, decreased by $7.1 million or 4% from the prior quarter to $181.2 million or only 0.83% of total assets at June 30, 2011. The decrease in nonperforming assets was due to an $8.0 million or 5% decrease in nonaccrual loans during the second quarter of 2011.  In addition, for the seventh consecutive quarter, net charge-offs declined. Total net charge-offs decreased to $31.6 million for the second quarter of 2011, a decrease of 8% from the previous quarter and a decrease of 43% compared to the prior year quarter.

East West continues to maintain a strong allowance for non-covered loan losses at $213.8 million or 2.29% of non-covered loans receivable at June 30, 2011. This compares to an allowance for non-covered loan losses of $220.4 million or 2.50% of non-covered loans at March 31, 2011 and $249.5 million or 3.0% of outstanding loans at June 30, 2010. The provision for loan losses was $26.5 million for the second quarter of 2011, unchanged from the prior quarter, and a decrease of 52% as compared to the second quarter of 2010. Our allowance for loan losses and provision for loan losses has declined for several quarters as a result of credit quality improvement, partially offset by increases in the allowance for loan losses on commercial and trade finance loans, commensurate with the increases in these portfolios.

Management expects that the provision for loan losses will decrease in future quarters and total approximately $45 million for the remainder of 2011.

Capital Strength

(Dollars in millions)
	June 30, 2011	Well Capitalized Regulatory Requirement		Total Excess Above Well Capitalized Requirement

Tier 1 leverage capital ratio	9.3%	5.00%		$902
Tier 1 risk-based capital ratio	15.2%	6.00%		1,188
Total risk-based capital ratio	16.9%	10.00%		895
Tangible common equity to tangible assets	8.1%	N/A		N/A
Tangible common equity to risk weighted assets ratio	13.4%	4.00	% *	1,212

*As there is no stated regulatory guideline for this ratio, the SCAP (Supervisory Capital Assessment Program) guideline of 4.00% tangible common equity has been used.

Our capital ratios remain very strong. As of the end of the second quarter of 2011, our Tier 1 leverage capital ratio totaled 9.3%, our Tier 1 risk-based capital ratio totaled 15.2% and our total risk-based capital ratio totaled 16.9%. East West exceeds well capitalized requirements for all regulatory guidelines by over $800 million. During the second quarter East West called $10.3 million of 10.9% junior subordinated debt securities at par.  The Company remains focused on active capital management and remains committed to maintaining strong capital levels that exceed regulatory requirements, while also supporting balance sheet growth, and providing a strong return to our shareholders.

Dividend Payout

East West’s Board of Directors has declared third quarter dividends on the common stock and Series A Preferred Stock. The common stock cash dividend of $0.05 is payable on or about August 24, 2011 to shareholders of record on August 10, 2011. The dividend on the Series A Preferred Stock of $20.00 per share is payable on August 1, 2011 to shareholders of record on July 15, 2011.

Conference Call

East West will host a conference call to discuss second quarter 2011 earnings with the public on Thursday, July 21, 2011 at 8:30 a.m. PDT/ 11:30 a.m. EDT. The public and investment community are invited to listen as management discusses second quarter results and operating developments. The following dial-in information is provided for participation in the conference call: Local call within the US – (877) 317-6789; Call within Canada – (866) 605-3852; International call – (412) 317-6789.  A listen-only live broadcast of the call also will be available on the investor relations page of the Company's website at www.eastwestbank.com.

About East West

East West Bancorp is a publicly owned company with $21.9 billion in assets and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is one of the largest independent commercial banks headquartered in California with over 130 locations worldwide, including the U.S. markets of California, New York, Georgia, Massachusetts, Texas and Washington. In Greater China, East West’s presence includes a full service branch in Hong Kong and representative offices in Beijing, Shenzhen and Taipei.  Through a wholly-owned subsidiary bank, East West’s presence in Greater China also includes full service branches in Shanghai and Shantou and a representative office in Guangzhou. For more information on East West Bancorp, visit the Company's website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2010 (See Item I -- Business, and Item 7 -- Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of borrowers to perform as required under the terms of their loans; effect of additional provisions for loan losses; effect of any goodwill impairment, the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions.  Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in event.

1 See reconciliation of the GAAP financial measure to the non-GAAP financial measure in the tables attached.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)

	June 30, 2011	March 31, 2011	June 30, 2010
Assets
Cash and cash equivalents	$1,598,498	$1,492,922	$1,394,851
Short-term investments	85,479	140,585	238,261
Securities purchased under resale agreements	812,281	768,369	230,000
Investment securities	3,206,108	2,930,976	2,077,011
Loans receivable, excluding covered loans (net of allowance for loan losses of $213,825, $220,402 and $249,462)	9,428,015	8,870,177	8,177,966
Covered loans, net	4,356,595	4,599,757	5,275,492
Total loans receivable, net	13,784,610	13,469,934	13,453,458
Federal Home Loan Bank and Federal Reserve stock	197,187	203,760	223,395
FDIC indemnification asset	637,535	717,260	947,011
Other real estate owned, net	16,464	15,580	16,562
Other real estate owned covered, net	123,050	142,416	113,999
Premiums on deposits acquired, net	73,182	76,332	86,106
Goodwill	337,438	337,438	337,438
Other assets	1,000,876	851,454	849,229
Total assets	$21,872,708	$21,147,026	$19,967,321

Liabilities and Stockholders' Equity
Deposits	$17,135,753	$16,436,598	$14,918,694
Federal Home Loan Bank advances	532,951	793,643	1,022,011
Securities sold under repurchase agreements	1,052,615	1,081,019	1,051,192
Long-term debt	225,261	235,570	235,570
Other borrowings	29,924	11,090	35,504
Accrued expenses and other liabilities	666,872	431,189	365,386
Total liabilities	19,643,376	18,989,109	17,628,357
Stockholders' equity	2,229,332	2,157,917	2,338,964
Total liabilities and stockholders' equity	$21,872,708	$21,147,026	$19,967,321
Book value per common share	$14.43	$13.96	$13.31
Number of common shares at period end	148,751	148,638	147,939

Ending Balances
	June 30, 2011	March 31, 2011	June 30, 2010
Loans receivable
Real estate - single family	$1,286,235	$1,201,311	$1,032,915
Real estate - multifamily	950,981	949,034	985,194
Real estate - commercial	3,408,560	3,339,592	3,499,721
Real estate - land	203,380	220,135	285,864
Real estate - construction	216,689	254,614	351,169
Commercial	2,684,472	2,183,819	1,528,863
Consumer	588,940	670,529	631,258
Total loans receivable held for investment, excluding covered loans	9,339,257	8,819,034	8,314,984
Loans held for sale	326,841	303,673	159,158
Covered loans, net	4,356,595	4,599,757	5,275,492
Total loans receivable	14,022,693	13,722,464	13,749,634
Unearned fees, premiums and discounts	(24,258)	(32,128)	(46,714)
Allowance for loan losses on non-covered loans	(213,825)	(220,402)	(249,462)
Net loans receivable	$13,784,610	$13,469,934	$13,453,458

Deposits
Noninterest-bearing demand	$3,151,660	$2,951,793	$2,396,087
Interest-bearing checking	792,330	808,070	685,572
Money market	4,311,583	4,362,484	4,162,129
Savings	1,099,065	984,552	946,043
Total core deposits	9,354,638	9,106,899	8,189,831
Time deposits	7,781,115	7,329,699	6,728,863
Total deposits	$17,135,753	$16,436,598	$14,918,694

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	June 30, 2011	March 31, 2011	June 30, 2010

Interest and dividend income	$274,468	$254,335	$253,533
Interest expense	(47,132)	(45,501)	(49,910)
Net interest income before provision for loan losses	227,336	208,834	203,623
Provision for loan losses	(26,500)	(26,506)	(55,256)
Net interest income after provision for loan losses	200,836	182,328	148,367
Noninterest income	12,491	11,041	35,685
Noninterest expense	(117,597)	(106,789)	(125,318)
Income before provision for income taxes	95,730	86,580	58,734
Provision for income taxes	35,205	30,509	22,386
Net income	60,525	56,071	36,348
Preferred stock dividend and amortization of preferred stock discount	(1,714)	(1,715)	(6,147)
Net income available to common stockholders	$58,811	$54,356	$30,201
Net income per share, basic	$0.40	$0.37	$0.21
Net income per share, diluted	$0.39	$0.37	$0.21
Shares used to compute per share net income:
- Basic	147,011	146,837	146,372
- Diluted	153,347	153,334	147,131

	Quarter Ended

	June 30, 2011	March 31, 2011	June 30, 2010
Noninterest income:
Branch fees	$9,078	$7,754	$8,219
Decrease in FDIC indemnification asset and FDIC receivable	(18,806)	(17,443)	(9,424)
Net gain on sales of loans	5,891	7,410	8,073
Letters of credit fees and commissions	3,390	3,044	2,865
Net gain on sales of investments	1,117	2,515	5,847
Net gain on sale of fixed assets	2,169	37	27
Impairment loss on investment securities	-	(464)	(4,642)
Ancillary loan fees	2,055	1,991	2,369
Gain on acquisition	-	-	19,476
Other operating income	7,597	6,197	2,875
Total noninterest income	$12,491	$11,041	$35,685

Noninterest expense:
Compensation and employee benefits	$40,870	$38,270	$41,579
Occupancy and equipment expense	12,175	12,598	13,115
Loan related expenses	4,284	3,099	5,254
Other real estate owned expense	14,585	10,664	20,983
Deposit insurance premiums and regulatory assessments	6,833	7,191	4,528
Prepayment penalties for FHLB advances	4,433	4,022	3,900
Legal expense	6,791	4,101	6,183
Amortization of premiums on deposits acquired	3,151	3,185	3,310
Data processing	2,100	2,603	3,046
Consulting expense	2,378	1,626	1,919
Amortization of investments in affordable housing partnerships	4,598	4,525	2,638
Other operating expense	15,399	14,905	18,863
Total noninterest expense	$117,597	$106,789	$125,318

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Year To Date

	June 30, 2011	June 30, 2010

Interest and dividend income	$528,803	$572,236
Interest expense	(92,633)	(106,889)
Net interest income before provision for loan losses	436,170	465,347
Provision for loan losses	(53,006)	(131,677)
Net interest income after provision for loan losses	383,164	333,670
Noninterest income	23,532	27,234
Noninterest expense	(224,386)	(264,228)
Income before provision for income taxes	182,310	96,676
Provision for income taxes	65,714	35,412
Net income	116,596	61,264
Preferred stock dividend and amortization of preferred stock discount	(3,429)	(12,285)
Net income available to common stockholders	$113,167	$48,979
Net income per share, basic	$0.77	$0.40
Net income per share, diluted	$0.76	$0.34
Shares used to compute per share net income:
- Basic	146,937	123,445
- Diluted	153,349	142,143

	Year To Date

	June 30, 2011	June 30, 2010
Noninterest income:
Branch fees	$16,832	$16,977
Decrease in FDIC indemnification asset and FDIC receivable	(36,249)	(52,996)
Net gain on sales of loans	13,301	8,073
Letters of credit fees and commissions	6,434	5,605
Net gain on sales of investments	3,632	21,958
Net gain on sale of fixed assets	2,206	52
Impairment loss on investment securities	(464)	(9,441)
Ancillary loan fees	4,046	4,058
Gain on acquisition	-	27,571
Other operating income	13,794	5,377
Total noninterest income	$23,532	$27,234

Noninterest expense:
Compensation and employee benefits	$79,140	$92,358
Occupancy and equipment expense	24,773	25,059
Loan related expenses	7,383	8,251
Other real estate owned expense	25,249	38,995
Deposit insurance premiums and regulatory assessments	14,024	16,109
Prepayment penalties for FHLB advances	8,455	13,832
Legal expense	10,892	9,090
Amortization of premiums on deposits acquired	6,336	6,694
Data processing	4,703	5,528
Consulting expense	4,004	4,060
Amortization of investments in affordable housing partnerships	9,123	5,675
Other operating expense	30,304	38,577
Total noninterest expense	$224,386	$264,228

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Average Balances	Quarter Ended

	June 30, 2011	March 31, 2011	June 30, 2010
Loans receivable
Real estate - single family	$1,231,774	$1,161,336	$989,744
Real estate - multifamily	950,687	961,770	998,090
Real estate - commercial	3,393,361	3,379,191	3,530,045
Real estate - land	217,819	229,901	317,291
Real estate - construction	239,518	278,668	383,846
Commercial	2,450,510	2,056,781	1,492,560
Consumer	935,081	1,055,534	845,104
Total loans receivable, excluding covered loans	9,418,750	9,123,181	8,556,680
Covered loans	4,487,610	4,695,964	5,137,863
Total loans receivable	13,906,360	13,819,145	13,694,543
Investment securities	3,220,795	2,818,703	2,202,676
Earning assets	19,402,968	18,741,052	17,525,796
Total assets	21,574,103	20,894,782	19,886,269

Deposits
Noninterest-bearing demand	$2,935,704	$2,708,842	$2,300,228
Interest-bearing checking	793,349	771,626	663,936
Money market	4,374,404	4,386,100	3,968,293
Savings	1,034,486	971,313	961,374
Total core deposits	9,137,943	8,837,881	7,893,831
Time deposits	7,653,112	7,139,530	6,714,972
Total deposits	16,791,055	15,977,411	14,608,803
Interest-bearing liabilities	15,913,856	15,609,601	14,874,635
Stockholders' equity	2,210,603	2,153,460	2,310,623

Selected Ratios	Quarter Ended

	June 30, 2011	March 31, 2011	June 30, 2010
For The Period
Return on average assets	1.12%	1.07%	0.73%
Return on average common equity	11.06%	10.50%	6.26%
Interest rate spread	4.48%	4.32%	4.45%
Net interest margin	4.70%	4.52%	4.66%
Yield on earning assets	5.67%	5.50%	5.80%
Cost of deposits	0.70%	0.66%	0.80%
Cost of funds	1.00%	1.01%	1.17%
Noninterest expense/average assets (1)	1.95%	1.82%	2.32%
Efficiency ratio (2)	43.95%	43.14%	51.44%

(1) Excludes the amortization of intangibles, amortization and impairment loss of premiums on deposits acquired,amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances.
(2) Represents noninterest expense, excluding the amortization of intangibles, amortization and impairment loss of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances, divided by the aggregate of net interest income before provision for loan losses and noninterest income, excluding items that are non-recurring in nature.

EAST WEST BANCORP, INC.
QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(In thousands)
(unaudited)

	Quarter Ended
	June 30, 2011			June 30, 2010
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Short-term investments	$1,006,402	$4,500	1.79%	$948,361	$1,502	0.64%
Securities purchased under resale agreements	1,068,975	5,109	1.92%	455,743	2,630	2.31%
Investment securities available-for-sale	3,220,795	23,253	2.90%	2,202,676	14,741	2.68%
Loans receivable	9,418,750	119,739	5.10%	8,556,680	116,916	5.48%
Loans receivable - covered	4,487,610	121,034	10.82%	5,137,863	116,867	9.12%
Federal Home Loan Bank and Federal Reserve Bank stock	200,437	833	1.67%	224,473	877	1.57%
Total interest-earning assets	19,402,969	274,468	5.67%	17,525,796	253,533	5.80%

Noninterest-earning assets:
Cash and cash equivalents	270,259			603,907
Allowance for loan losses	(228,587)			(255,904)
Other assets	2,129,462			2,012,470
Total assets	$21,574,103			$19,886,269

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	$793,349	$699	0.35%	$663,936	$527	0.32%
Money market accounts	4,374,404	5,848	0.54%	3,968,293	8,336	0.84%
Savings deposits	1,034,486	933	0.36%	961,374	1,274	0.53%
Time deposits	7,653,112	21,650	1.13%	6,714,972	18,995	1.13%
Federal Home Loan Bank advances	738,094	3,955	2.15%	1,238,400	6,175	2.00%
Securities sold under repurchase agreements	1,064,096	12,116	4.57%	1,042,305	12,045	4.64%
Long-term debt	235,343	1,788	3.05%	235,570	1,591	2.71%
Other borrowings	20,972	143	2.73%	49,785	967	7.79%
Total interest-bearing liabilities	15,913,856	47,132	1.19%	14,874,635	49,910	1.35%

Noninterest-bearing liabilities:
Demand deposits	2,935,704			2,300,228
Other liabilities	513,940			400,783
Stockholders' equity	2,210,603			2,310,623
Total liabilities and stockholders' equity	$21,574,103			$19,886,269

Interest rate spread			4.48%			4.45%

Net interest income and net interest margin		$227,336	4.70%		$203,623	4.66%

Net interest income and net interest margin, adjusted (2)		$194,955	4.03%		$172,460	3.95%

(1) Annualized.
(2) Amounts exclude the net impact of covered loan dispositions of $32.4 million and $31.2 million for the three months ended June 30, 2011 and 2010, respectively.

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Average Balances	Year To Date

	June 30, 2011	June 30, 2010
Loans receivable
Real estate - single family	$1,196,749	$961,800
Real estate - multifamily	956,198	1,034,830
Real estate - commercial	3,386,315	3,563,975
Real estate - land	223,827	336,990
Real estate - construction	258,985	416,378
Commercial	2,254,733	1,479,533
Consumer	994,975	788,708
Total loans receivable, excluding covered loans	9,271,782	8,582,214
Covered loans	4,591,211	5,256,293
Total loans receivable	13,862,993	13,838,507
Investment securities	3,020,860	2,194,322
Earning assets	19,067,921	17,733,912
Total assets	21,232,913	20,161,042

Deposits
Noninterest-bearing demand	$2,828,933	$2,260,847
Interest-bearing checking	782,547	651,655
Money market	4,374,322	3,716,606
Savings	1,003,074	976,695
Total core deposits	8,988,876	7,605,803
Time deposits	7,397,717	7,013,720
Total deposits	16,386,593	14,619,523
Interest-bearing liabilities	15,756,651	15,339,588
Stockholders' equity	2,178,624	2,302,208

Selected Ratios	Year To Date

	June 30, 2011	June 30, 2010
For The Period
Return on average assets	1.10%	0.61%
Return on average common equity	10.80%	5.55%
Interest rate spread	4.40%	5.10%
Net interest margin	4.61%	5.29%
Yield on earning assets	5.59%	6.51%
Cost of deposits	0.68%	0.86%
Cost of funds	1.01%	1.22%
Noninterest expense/average assets (1)	1.89%	2.36%
Efficiency ratio (2)	43.57%	50.17%

(1)
Excludes the amortization of intangibles, amortization and impairment loss of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances.

(2)
Represents noninterest expense, excluding the amortization of intangibles, amortization and impairment loss of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances, divided by the aggregate of net interest income before provision for loan losses and noninterest income, excluding items that are non-recurring in nature.

EAST WEST BANCORP, INC.
YEAR TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(In thousands)
(unaudited)

	Year To Date
	June 30, 2011			June 30, 2010
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Short-term investments	$995,055	$7,240	1.47%	$1,119,912	$5,043	0.91%
Securities purchased under resale agreements	984,020	9,379	1.92%	358,074	8,893	5.01%
Investment securities available-for-sale	3,020,860	42,110	2.81%	2,194,322	34,931	3.21%
Loans receivable	9,271,782	234,650	5.10%	8,582,214	238,944	5.61%
Loans receivable - covered	4,591,211	233,649	10.26%	5,256,293	282,783	10.85%
Federal Home Loan Bank and Federal Reserve Bank stock	204,992	1,775	1.75%	223,097	1,656	1.50%
Total interest-earning assets	19,067,920	528,803	5.59%	17,733,912	572,250	6.51%

Noninterest-earning assets:
Cash and cash equivalents	277,214			485,965
Allowance for loan losses	(232,371)			(254,700)
Other assets	2,120,150			2,195,865
Total assets	$21,232,913			$20,161,042

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	$782,547	$1,347	0.35%	$651,655	$1,141	0.35%
Money market accounts	4,374,322	11,823	0.55%	3,716,606	16,302	0.88%
Savings deposits	1,003,074	1,665	0.33%	976,695	2,416	0.50%
Time deposits	7,397,717	40,277	1.10%	7,013,720	42,721	1.23%
Federal Home Loan Bank advances	875,290	9,733	2.24%	1,634,910	15,180	1.87%
Securities sold under repurchase agreements	1,072,124	24,133	4.54%	1,035,539	24,586	4.79%
Long-term debt	235,456	3,359	2.88%	235,570	3,138	2.69%
Other borrowings	16,122	296	3.70%	74,893	1,405	3.78%
Total interest-bearing liabilities	15,756,652	92,633	1.19%	15,339,588	106,889	1.41%

Noninterest-bearing liabilities:
Demand deposits	2,828,933			2,260,847
Other liabilities	468,704			258,399
Stockholders' equity	2,178,624			2,302,208
Total liabilities and stockholders' equity	$21,232,913			$20,161,042

Interest rate spread			4.40%			5.10%

Net interest income and net interest margin		$436,170	4.61%		$465,361	5.29%

Net interest income and net interest margin, adjusted (2)		$376,864	3.99%		$371,250	4.22%

(1) Annualized.
(2) Amounts exclude the net impact of covered loan dispositions of $59.3 million and $91.6 million for the six months ended June 30, 2011 and 2010, respectively, and repurchase agreement termination gain of $2.5 million for the six months ended June 30, 2010

EAST WEST BANCORP, INC.
QUARTERLY ALLOWANCE FOR LOAN LOSSES RECAP
(In thousands)
(unaudited)

	Quarter Ended
	6/30/2011	3/31/2011	6/30/2010
LOANS
Allowance balance, beginning of period	$226,161	$234,633	$250,517
Allowance for unfunded loan commitments and letters of credit	(487)	(758)	(1,115)
Provision for loan losses	26,500	26,506	55,256

Net Charge-offs:
Real estate - single family	1,120	928	3,257
Real estate - multifamily	1,081	2,178	7,552
Real estate - commercial	2,164	4,603	11,836
Real estate - land	1,941	8,931	9,765
Real estate - construction	16,202	7,893	11,634
Commercial	8,844	8,660	10,475
Consumer	266	1,027	677
Total net charge-offs	31,618	34,220	55,196
Allowance balance, end of period (3)	$220,556	$226,161	$249,462

UNFUNDED LOAN COMMITMENTS AND LETTERS OF CREDIT:
Allowance balance, beginning of period	$10,710	$9,952	$8,927
Provision for unfunded loan commitments and letters of credit	487	758	1,115
Allowance balance, end of period	$11,197	$10,710	$10,042
GRAND TOTAL, END OF PERIOD	$231,753	$236,871	$259,504

Nonperforming assets to total assets (1)	0.83%	0.89%	0.98%
Allowance for loan losses on non-covered loans to total gross non-covered loans held for investment at end of period	2.29%	2.50%	3.00%
Allowance for loan losses on non-covered loans and unfunded loan commitments to total gross non-covered loans held for investment at end of period	2.41%	2.62%	3.12%
Allowance on non-covered loans to non-covered nonaccrual loans at end of period	129.80%	127.59%	139.31%
Nonaccrual loans to total loans (2)	1.17%	1.26%	1.30%

(1)	Nonperforming assets excludes covered loans and covered REOs. Total assets includes covered assets.
(2)	Nonaccrual loans excludes covered loans. Total loans includes covered loans.
(3)
Included in the allowance is $6.7 million and $5.8 million related to covered loans as of June 30, 2011 and March 31, 2011, respectively. This allowance is related to drawdowns on commitments that were in existence as of the acquisition dates and therefore, are covered under the loss share agreements with the FDIC. Allowance on these subsequent drawdowns is accounted for as part of our general allowance.

EAST WEST BANCORP, INC.
TOTAL NON-PERFORMING ASSETS, EXCLUDING COVERED ASSETS
(In thousands)
(unaudited)
AS OF JUNE 30, 2011
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$13,326	$-	$13,326	$1,384	$14,710
Real estate - multifamily	11,174	3,708	14,882	833	15,715
Real estate - commercial	38,677	3,432	42,109	4,789	46,898
Real estate - land	19,368	4,782	24,150	8,160	32,310
Real estate - construction	28,789	16,231	45,020	847	45,867
Commercial	19,078	5,091	24,169	358	24,527
Consumer	1,077	-	1,077	93	1,170
Total	$131,489	$33,244	$164,733	$16,464	$181,197

AS OF MARCH 31, 2011
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$10,585	$-	$10,585	$441	$11,026
Real estate - multifamily	9,101	4,320	13,421	184	13,605
Real estate - commercial	41,494	5,027	46,521	3,966	50,487
Real estate - land	11,053	10,064	21,117	9,856	30,973
Real estate - construction	24,993	21,390	46,383	867	47,250
Commercial	18,003	14,954	32,957	180	33,137
Consumer	1,755	-	1,755	86	1,841
Total	$116,984	$55,755	$172,739	$15,580	$188,319

AS OF JUNE 30, 2010
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$14,835	$-	$14,835	$395	$15,230
Real estate - multifamily	13,180	5,521	18,701	3,131	21,832
Real estate - commercial	15,778	2,569	18,347	7,047	25,394
Real estate - land	43,775	5,292	49,067	2,541	51,608
Real estate - construction	24,451	23,819	48,270	3,102	51,372
Commercial	19,310	8,994	28,304	-	28,304
Consumer	1,436	104	1,540	346	1,886
Total	$132,765	$46,299	$179,064	$16,562	$195,626

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The tangible common equity to risk weighted assets and tangible common equity to tangible assets ratios is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. As the use of tangible common equity to tangible assets is more prevalent in the banking industry and with banking regulators and analysts, we have included the tangible common equity to risk-weighted assets and tangible common equity to tangible assets ratios.

As of
June 30, 2011
Stockholders' Equity	$2,229,332
Less:
Preferred Equity	(83,027)
Goodwill and other intangible assets	(419,133)
Tangible common equity	$1,727,172

Risk-weighted assets	12,880,756

Tangible Common Equity to risk-weighted assets	13.4%

As of
June 30, 2011
Total assets	$21,872,708
Less:
Goodwill and other intangible assets	(419,133)
Tangible assets	$21,453,575

Tangible common equity to tangible asset ratio	8.1%

Operating noninterest income is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. There are noninterest income line items that are non-core in nature. Operating noninterest income excludes such non-core noninterest income line items. The Company believes that presenting the operating noninterest income provides more clarity to the users of financial statements regarding the core noninterest income amounts.

Quarter Ended
June 30, 2011
Noninterest income	$12,491
Less:
Net gain on sales of investments	(1,117)
Net gain on sales of loans	(5,891)
Net gain on sale of fixed assets	(2,169)
Decrease in FDIC indemnification asset and FDIC receivable	18,806
Operating noninterest income (non-GAAP)	$22,120

Quarter Ended
June 30, 2010
Noninterest income	$35,685
Add:
Impairment loss on investment securities	4,642
Less:
Net gain on sales of investments	(5,847)
Net gain on sales of loans	(8,073)
Gain on acquisition	(19,476)
Net gain on sale of fixed assets	(27)
Decrease in FDIC indemnification asset and FDIC receivable	9,424
Operating noninterest income (non-GAAP)	$16,328

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

Operating noninterest expense is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. These are noninterest expense line items that are non-core in nature. Operating noninterest expense excludes such non-core noninterest expense line items. The Company believes that presenting the operating noninterest expense provides more clarity to the users of financial statements regarding the core noninterest expense amounts.

Quarter Ended
June 30, 2011
Total noninterest expense:	$117,597
Amounts to be reimbursed on covered assets (80% of actual expense amount)	13,574
Prepayment penalties for FHLB advances	4,433
Noninterest expense excluding reimbursement amounts and prepayment penalties for FHLB advances	$99,590

Quarter Ended
March 31, 2011
Total noninterest expense:	$106,789
Amounts to be reimbursed on covered assets (80% of actual expense amount)	9,483
Prepayment penalties for FHLB advances	4,022
Noninterest expense excluding reimbursement amounts and prepayment penalties for FHLB advances	$93,284

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest margin includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income and net interest margin excluding such non-core items provides additional clarity to the users of financial statements regarding the core net interest income and net interest margin, comparability to prior periods and the ongoing performance of the Company.

	Quarter Ended June 30, 2011
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$19,402,969	$274,468	5.67%
Net interest income and net interest margin		$227,336	4.70%
Less net impact of covered loan dispositions and amortization of the FDIC indemnification asset		(32,381)
Net interest income and net interest margin, excluding net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$194,955	4.03%

	Quarter Ended March 31, 2011
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$18,741,052	$254,335	5.50%
Net interest income and net interest margin		$208,834	4.52%
Less net impact of covered loan dispositions and amortization of the FDIC indemnification asset		(26,926)
Net interest income and net interest margin, excluding net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$181,908	3.94%

	Quarter Ended June 30, 2010
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$17,525,796	$253,533	5.80%
Net interest income and net interest margin		$203,623	4.66%
Less net impact of covered loan dispositions		(31,163)
Net interest income and net interest margin, excluding net impact of covered loan dispositions		$172,460	3.95%

(1)	Annualized.